UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2014

URBAN BARNS FOODS INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation or organization)

000-53942
Commission File Number

290 Lakeshore Road, Suite 205
Pointe-Claire, Quebec H9S 4L3
Canada
(Address of principal executive offices)

Registrant’s telephone number, including area code: 514-907-4989

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5. Corporate Governance

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers and Directors

On February 7th 2014, the Board of Directors of Urban Barns Foods Inc. (the “Company”) accepted the resignation of Ned Goodman as a member of the Board of Directors. The Board of Directors accepted the consent from Jeremy Kendall to act as member of the Board of Directors effective February 7, 2014. Mr. Goodman's resignation did not result from any disagreement with the Company or its policies.

Thus, as of the date of this Current Report, the members of the Board of Directors consist of the following: (i) Horst Hueniken; (ii) Richard Groome; (iii) Robyn Jackson; and (iv) Jeremy Kendall.

Biography

Jeremy Kendall is currently Chairman of the Board of SunOpta Inc (TSX:SOY) and Opta Minerals Inc. (TSX:OPM). In addition, Mr. Kendall serves on the Board of Directors of Mascoma Corporation, a renewable fuels company in which SunOpta has a 18.65% ownership position. Mr. Kendall also serves on the Board of Asia Bio-Chem Group Corp. (TSX: ABC), a major starch manufacturer in China, and is Chairman of Jemtec Inc., listed on the TSXV. He is also a Director of a number of private and charitable organizations. He was Chairman of the College of Naturopathic Medicine for five years from 1993 to 1997.

Mr. Kendall has a BA in Economics (1962) and an MBA (1964) from the University of Western Ontario.

Having served as a Director of Stake Technology since 1978, in 1983, Mr. Kendall became Chairman and CEO of Stake Technology. After restructuring the company’s finances and implementing a worldwide license agreement with France’s largest engineering company, he led the development and sale of its equipment and technology in France, Canada, Finland and China. In 2005, Stake Technology had an opportunity to purchase the core assets of an industrial minerals business, located in Ontario, doing approximately $8.0 million in revenues. Since this acquisition the company is now known as Opta Minerals and has grown to $160 million and been listed on the TSX.

In 2009, Stake Technology purchased an agricultural business, known as Sunrich, sourcing and processing organic grains, in particular soybeans. Shortly thereafter, Stake Technology changed its name to SunOpta Inc. Mr. Kendall then led an active program of acquisitions in the organic and healthy product markets acquiring some 40 companies over the next 10 years and building SunOpta into an integrated billion dollar revenue Company and one of the largest companies in the world in these markets. Today, the company has operations throughout the US, Holland, Bulgaria, China, South Africa and Ethiopia.

In 2007, he resigned as CEO but remains as Board Chair of SunOpta and Opta Minerals. As CEO of SunOpta, he was responsible for developing the strategic direction of the Company managing and financing the Company’s operations internal growth projects and acquisition program. He developed a base of approximately 10,000 shareholders and built strong banking relationships for the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 11, 2014	Urban Barns Foods Inc.
(Registrant)

	By:	/s/ Richard Groome
Director, President and Chief Executive
Officer